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Exhibit 3.5

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
BRAUN'S FASHIONS, INC.

    The undersigned, being the Chief Financial Officer of Braun's Fashions, Inc., a Minnesota corporation (the "Company"), on behalf of the Company, does hereby certify that the following resolutions were adopted in writing in lieu of a meeting by the sole shareholder, pursuant to Minnesota Statutes Sections 302A.135, 302A.437 and 302A.441:

    RESOLVED:

      The name of the Company has been changed and Article I of the Company's Articles of Incorporation shall be amended to now read as follows:

ARTICLE I

NAME

The name of this corporation is Christopher & Banks, Inc.

    RESOLVED:

      The officers of the Company, or any one of them, are hereby authorized and directed to draft, execute and have filed with the Minnesota Secretary of State, Articles of Amendment to the Articles of Incorporation to give effect to the foregoing amendment and to maintain such Articles of Amendment in the official records of the Company.

Dated and effective this 26th day of July, 2000.

BRAUN'S FASHIONS, INC.
By:	/s/ Andrew K. Moller Andrew K. Moller
Its:	Senior Vice President and Chief Financial Officer

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  Exhibit 3.5
ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF BRAUN'S FASHIONS, INC.
ARTICLE I NAME The name of this corporation is Christopher & Banks, Inc.